Exhibit 12.2

October 24, 2016

HC Government Realty Trust, Inc.

c/o Mr. Edwin M. Stanton

1819 Main Street, Suite 212

Sarasota, FL 34236

Re:	Qualification of Offering Statement on Form 1-A Relating to Shares of Common Stock of HC Government Realty Trust, Inc.

Ladies and Gentlemen:

We are acting as special tax counsel to HC Government Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the offering statement on Form 1-A, File No. 024-10563 (as amended or supplemented, the “Offering Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and Regulation A promulgated thereunder to qualify for offer and sale $30,000,000 of the Company’s common stock (the “Shares”).  This opinion letter is rendered pursuant to Item 17 of Form 1-A. The capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to them in the latest dated offering circular of the Company included in the Company’s Offering Statement (the “Offering Circular”)

In preparing this opinion letter, we reviewed:

1.	A copy of the Offering Circular;

2.	A copy of the Charter of the Company, filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on March 11, 2016, together with all amendments or supplements thereto, as certified by an officer of the Company as being complete, accurate and in effect;

3.	A copy of the Bylaws of the Company, in the form attached as an exhibit to the Offering Statement

4.	A copy of the Certificate of Limited Partnership of HC Government Realty Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”), as certified by the general partner of such partnership on the date hereof as being complete, accurate and in effect, and the Agreement of Limited Partnership of the Operating Partnership, in the form attached as an exhibit to the Offering Statement;

5.	Factual representations contained in a certificate of an officer of the Company (“Officer’s Certificate”) dated of even date herewith; and

6.	Such other documents as we have considered relevant to our analysis.

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

www.kv-legal.com

Richmond Office | 1401 E. Cary Street | Richmond, VA 23219 | Phone: 804.823.4000

Richmond Office Mailing Address | P.O. Box 2470 | Richmond, VA 23218-2470

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Offering Statement are true, accurate and complete as of the date hereof, and that during the year ending December 31, 2016, and during subsequent taxable years, the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Offering Statement true for such years, (ii) the Company will not make any amendments to its organizational documents or the organizational documents of its subsidiaries after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year, (iii) the Company will elect to be taxed as a REIT by filing Form 1120-REIT for its tax year ending December 31, 2016, (iv) the Company will have 100 shareholders no later than January 30, 2017, (v) the Company will not be “closely held” within the meaning of Section 856(a)(6) of the Code, and (vi) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Offering Statement, or in any other document.  Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Offering Statement, and other documents accurately and completely describes all material facts relevant to our opinion.  We have assumed that such representations are true without regard to any qualifications as to knowledge or belief.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations, and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein. Further, our opinion at (i) below regarding the qualification of the Company as a REIT implies no prediction as to the Company’s actual operating results meeting the various REIT qualification tests imposed by the Code.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positons of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate.  Our opinions are limited to the U.S federal income tax matters specifically covered herein.  We have not opined on any other tax consequences to the Company or any other person.  Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that:

(i)        Commencing with the year ending December 31, 2016, and assuming that the elections and other procedural steps referred to in the Offering Statement and Officer’s Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to satisfy the requirements for such qualification.

(ii)       The statements under the caption “Material Federal Income Tax Considerations” in the Offering Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material aspects.

The Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code throughout each year and for the year as a whole.  Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable year.

No opinions other than those expressly contained herein may be inferred or implied.  Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to the Company for submission to the Securities and Exchange Commission as an exhibit to the Offering Statement.  We hereby consent to the filing of this opinion letter as Exhibit 12.2 to the Offering Statement and to reference to this firm under the captions “Legal Matters” and “Material Federal Income Tax Considerations” in the Offering Circular.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ KAPLAN VOEKLER CUNNINGHAM & FRANK, PLC